Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made to the employment agreement that was entered into on January 22, 2020 (the "Agreement"), by and between Veoneer Inc., a Delaware corporation (the "Company"), and Matthias Bieler (the "Executive"). References herein to the "Company" shall, as applicable, be deemed to include the Company's affiliates.
Effective Date. It is anticipated that the Company will reorganize. The effective date of this Amendment (the "Effective Date") shall be the effective date for the reorganization expected on April l, 2021, or such other date to which the parties agree. If the reorganization for any reason is not finalized, this Amendment will not become effective and the terms and conditions of the Agreement between the Company and the Executive will continue to apply.
Employment. As of the Effective Date the Executive's role and title is Executive Vice President, Business Area Vision & DMS of the Company. In this capacity, the Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Chief Executive Officer of the Company.
All other terms and conditions of the Agreement between the Company and the Executive remain unchanged following the Effective Date.

Stockholm, March 29, 2021

/s/ Jan Carlson                        /s/ Matthias Bieler
Jan Carlson                        Matthias Bieler
Chairman & CEO, Veoneer, Inc.

/s/ Mikael Landberg
Mikael Landberg
EVP Human Resources, Veoneer, Inc.